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                                                                  EXHIBIT 99(b)


[KOGER LETTERHEAD]


                                                             KOGER EQUITY, INC.
                                                    8880 Freedom Crossing Trail
                                               Jacksonville, Florida 32256-8280
                                                Main Telephone # (904) 732-1000


                                                                           NEWS


                   Koger Equity Announces 4th Quarter Charge

         JACKSONVILLE, Florida--November 14, 2000--Koger Equity, Inc. (NYSE:KE) today announced that during the fourth quarter of 2000, the final stage of the previously disclosed restructuring will result in an additional one-time charge of $2.6 million. The impact to the Company's Funds From Operations ("FFO") will be $2.2 million or $0.08 per diluted share/unit.

         The previous cost estimate announced on June 16, 2000 of $1.6 million did not include employee reductions at the Company's properties or $0.4 million of additional write-off of fixed assets in the Company's Jacksonville executive offices. The reorganization of the Company's property operations will reduce staff by 9 positions.

         The Company projects that when fully implemented, the reorganization which has taken place during the year will result in annual savings of approximately $2 million. The annual savings to the Company's FFO will be approximately $1.5 million or $0.05 per share/unit.

         Koger Equity specializes in developing, owning and operating state-of-the-art suburban office parks under the "Koger Center" brand name. The Company owns 20 suburban office parks and four office buildings. For more information on Koger Equity (NYSE:KE), contact the Company at 904-732-1000, or visit its Web site at www.koger.com.

         The foregoing message contains forward-looking statements. The actual results of operations could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing and prospective investors, the ability of the Company to implement the management reorganization, acceptance of the management reorganization by the Company's employees, contractors, tenants and others, the ability of the Company to identify and execute development projects and acquisition opportunities, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 1999.

--30--jd/mi*
CONTACT: Smith & Knibbs, Deerfield Beach, Fla.
         Andrea Knibbs, 954/428-4477
KEYWORD: FLORIDA
INDUSTRY KEYWORD: REAL ESTATE BUILDING/CONSTRUCTION